UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   January 15, 2014

BIO-PATH HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Utah	000-53404	87-0652870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2626 South Loop, Suite 180, Houston, Texas	77054
(Address of principal executive offices)	(Zip Code)

(832) 971-6616

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On January 15, 2014, Bio-Path Holdings, Inc. (the “Company”) and two dedicated healthcare funds that are managed by Sabby Management (the “Investors”) entered into a securities purchase agreement (“Purchase Agreement”), pursuant to which the Company agreed to sell an aggregate of 3,333,334 shares of its common stock and warrants to purchase a total of 1,666,667 shares of its common stock to the Investors for gross proceeds of approximately $10,000,000. On January 20, 2014, the Company and the Investors entered into a waiver, consent and amendment (the “Amendment”) to the Purchase Agreement pursuant to which the parties agreed to amend the size of the offering to 5,000,000 units from 3,333,334 units for additional gross proceeds of approximately $5,000,000. In total, 5,000,000 shares of the Company’s common stock and warrants to purchase 2,500,000 shares of the Company’s common stock will be issued in the offering, for aggregate gross proceeds of $15,000,000.

The common stock and warrants are being sold in units, with each unit consisting of one share of common stock and a warrant to purchase 0.5 of a share of common stock. The purchase price per unit is $3.00. Subject to certain ownership limitations, the warrants will be exercisable immediately following issuance and will expire five years from the date of issuance, at an exercise price of $4.74 per share. The number of shares issuable upon exercise of the warrants and the exercise price of the warrants are adjustable in the event of stock splits, stock dividends, combinations of shares and similar recapitalization transactions.

On December 9, 2013, the Company entered into an engagement agreement (the “Engagement Agreement”) with Maxim Group LLC (the “Placement Agent”), pursuant to which the Placement Agent agreed to serve as the exclusive placement agent for the Company, on a reasonable best efforts basis, in connection with the proposed placement of shares of the Company’s common stock and warrants to purchase shares of the Company’s common stock in a registered direct public offering. The Company has agreed to pay the Placement Agent an aggregate cash fee equal to 7.0% of the gross proceeds received in the offering. In addition, the Company has agreed to grant to the Placement Agent a warrant to purchase up to 250,000 shares of the Company’s common stock, representing an aggregate of 5.0% of the aggregate number of shares sold in the offering, and the Company has agreed to reimburse the Placement Agent for certain expenses incurred by it in connection with the offering.

The net proceeds to the Company from the registered direct public offering, after deducting the Placement Agent’s fees and expenses, the Company’s estimated offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in the offering, are expected to be approximately $13.75 million. The offering is expected to close on or about January 21, 2014, subject to the satisfaction of customary closing conditions.  The Company intends to use these net proceeds for working capital and general corporate purposes.

The units, shares of common stock, warrants to purchase common stock and shares of common stock issuable upon exercise of the investor warrants will be issued pursuant to a prospectus supplement dated as of January 15, 2014 and January 20, 2014, which were filed with the Securities and Exchange Commission in connection with a takedown from the Company’s shelf registration statement on Form S-3, as amended (File No. 333-192102), which became effective on January 13, 2014, and the base prospectus dated as of January 13, 2014 contained in such registration statement.

The legal opinion of Cohne, Rappaport & Segal, P.C. relating to the legality of the issuance and sale of the shares of common stock, warrants and shares of common stock issuable upon exercise of the warrants in the offering is attached as Exhibit 5.1 to this Current Report on Form 8-K.

The description of terms and conditions of the Engagement Agreement, the Purchase Agreement, the Amendment and the form of warrant set forth herein do not purport to be complete and are qualified in their entirety by the full text of the Engagement Agreement, the form of Purchase Agreement, the form of Amendment and the form of warrant, which are attached hereto as Exhibits 1.1, 4.1, 10.1 and 10.2, respectively, and incorporated herein by reference.

The Engagement Agreement, the form of Purchase Agreement and the form of Amendment contain representations and warranties that the parties made to, and solely for the benefit of, the other in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. The provisions of the Engagement Agreement, the form of Purchase Agreement and the form of Amendment, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

1.1	Engagement Agreement, dated as of December 9, 2013, by and between Bio-Path Holdings, Inc. and Maxim Group LLC

4.1	Form of Warrant

5.1	Opinion of Cohne, Rappaport & Segal, P.C.

10.1	Form of Securities Purchase Agreement

10.2	Form of Waiver, Consent and Amendment to that certain Securities Purchase Agreement

23.1	Consent of Cohne, Rappaport & Segal, P.C. (included in Exhibit 5.1)

99.1	Press Release dated January 16, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-PATH HOLDINGS, Inc.

Dated: January 21, 2014	By:	/s/ Peter H. Nielsen
Peter H. Nielsen
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description

1.1	Engagement Agreement, dated as of December 9, 2013, by and between Bio-Path Holdings, Inc. and Maxim Group LLC

4.1	Form of Warrant

5.1	Opinion of Cohne, Rappaport & Segal, P.C.

10.1	Form of Securities Purchase Agreement

10.2	Form of Waiver, Consent and Amendment to that certain Securities Purchase Agreement

23.1	Consent of Cohne, Rappaport & Segal, P.C. (included in Exhibit 5.1)

99.1	Press Release dated January 16, 2014